Exhibit 10.8

COHU, INC.

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”) is made and entered into as of September 8, 2020 by and between Luis A. Müller (“Executive”) and Cohu, Inc., a Delaware corporation (the “Company”).

WHEREAS, it is expected that the Company from time to time will consider the possibility of an acquisition by another company or other Change in Control, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) recognizes that such consideration as well as the possibility of a Qualifying Termination of Executive’s employment with the Company can be a distraction to Executive and can cause Executive to consider alternative employment opportunities; and the Committee has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such an event;

WHEREAS, the Committee believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue employment and to motivate Executive to maximize the value of the Company upon a Change in Control for the benefit of its stockholders;

WHEREAS, the Company and Executive are parties to a separate Severance Agreement, dated as of September 8, 2020 and as amended from time to time (the “Severance Agreement”); and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 3.7 below;

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1.	Term.

This Agreement shall have a term commencing as of September 8, 2020 (the “Effective Date”) and continuing until the third (3rd) anniversary thereof (the “Initial Term”). The Initial Term shall be automatically extended for successive two (2) year periods (each a “Renewal Term” and, together with the Initial Term and each such Renewal Term, the “Term”), unless either party has delivered written notice to the other party no later than six (6) months prior to the completion of the then effective Term that this Agreement will not be extended; provided, however, that if such written notice is delivered by the Company to Executive following the Company’s entry into a definitive agreement with respect to a transaction that, if consummated, would result in a Change in Control, then the then effective Term shall not expire sooner than twelve (12) months following the date of such definitive agreement. For the avoidance of doubt, neither the lapse of this Agreement by its terms nor non-renewal of this Agreement will by itself constitute termination of employment nor grounds for resignation for Good Reason. Notwithstanding anything herein to the contrary, if, during the then effective Term, Executive’s employment with the Company has terminated as a result of a Qualifying Termination or Executive has given written notice to the Company of an initial event that would constitute Good Reason, this Agreement shall not terminate until all payments and benefits, if any, have been provided to Executive in accordance with this Agreement.

2.	At-Will Employment.

Executive acknowledges and agrees that nothing in this Agreement shall be construed to imply that Executive’s employment is guaranteed for any period of time. Unless stated in a written agreement authorized by the Committee or the Board and signed by an officer of the Company and Executive, Executive’s employment is at-will, and either the Company or Executive may terminate the employment relationship at any time with or without cause and with or without notice.

3.	Termination of Employment.

3.1     Qualifying Termination. In the event of Executive’s Qualifying Termination, Executive shall be entitled to receive the Accrued Amounts. In addition, provided that Executive complies with the provisions of Section 5 and executes a full general release of all claims, known or unknown, that Executive may have against the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) which becomes effective and irrevocable within sixty (60) days following the Termination Date (such 60-day period, the “Release Execution Period”), Executive shall be entitled to receive the following severance payments and benefits:

(a)     Base Salary Severance Benefit. An amount equal to 200% of Executive’s Base Salary (disregarding any reduction in Base Salary that would constitute Good Reason) shall be paid in cash in a single lump sum on the next regular payroll date following the later of the expiration of the Release Execution Period or the consummation of the Change in Control (but in no event later than the lapsing of the Short-Term Deferral Period).

(b)     Bonus Severance Benefits.

(i)

Prorated Bonus. An amount equal to a prorated portion of Executive’s Target Bonus (disregarding any reduction in Target Bonus that would constitute Good Reason) for the fiscal year in which the Termination Date occurs (the “Prorated Bonus”) shall be paid in cash in a single lump sum on the next regular payroll date following the later of the expiration of the Release Execution Period or the consummation of the Change in Control (but in no event later than the lapsing of the Short-Term Deferral Period). Such prorated portion shall be determined by multiplying the foregoing Target Bonus by a fraction, the numerator of which is equal to the number of days between the start of such fiscal year and the Termination Date and the denominator of which is equal to 365. The actual annual incentive bonus for the fiscal year of Executive’s termination of employment shall be forfeited, and Executive shall not be entitled to any payment thereof, other than the severance benefit payment described in this Section 3.1(b)(i).

(ii)

Target Bonus. In addition to the Prorated Bonus, an amount equal to 200% of Executive’s Target Bonus (disregarding any reduction in Target Bonus that would constitute Good Reason) for the fiscal year in which the Termination Date occurs (or if greater, for the fiscal year in which the Change in Control occurs) shall be paid in cash in a single lump sum on the next regular payroll date following the later of the expiration of the Release Execution Period or the consummation of the Change in Control (but in no event later than the lapsing of the Short-Term Deferral Period).

(c)     Health Care Benefit. Payment by the Company of the premiums required to continue Executive’s group health care coverage for the same level of health coverage and benefits as in effect for Executive on the day immediately preceding the Termination Date for a period of twenty-four (24) months following the Termination Date (the “Premium Payment Period”) under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), provided that Executive elects to continue and remains eligible for these benefits under COBRA and does not become eligible for health coverage through another employer during this period. Notwithstanding the foregoing, if the Company determines, in its reasonable discretion, that either (i) the payment of the premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act) (the “Impermissible Payment”) or (ii) any portion of the Premium Payment Period would exceed the maximum healthcare continuation coverage period available to Executive under COBRA (the “Excess Payment”), then, in lieu of paying such premiums with respect to the Impermissible Payment or the Excess Payment, the Company, in its sole discretion, may elect to instead pay Executive on the first day of each month during the Premium Payment Period, a fully taxable cash payment (the “Special Separation Payment”) equal to the Impermissible Payment or the Excess Payment, as applicable, for that month, grossed-up to cover all applicable withholdings, so that the net benefit to Executive equals the monthly premiums, for the remainder of the Premium Payment Period. The Special Separation Payment with respect to the Impermissible Payment (but not the Excess Payment) will cease should Executive elect to cease, or become ineligible for, continued health care coverage under COBRA.

(d)     Equity Award Treatment. Notwithstanding the terms of the Equity Plan or applicable award agreements, one hundred percent (100%) of Executive’s then unvested awards relating to the Company’s common stock or equivalent equity awards as assumed, continued or substituted for by an Acquiror (as defined in Section 5), whether stock options, shares of restricted stock, restricted stock units, performance share units, or otherwise (collectively, the “Equity Awards”), outstanding as of the Termination Date will become vested in full and will otherwise remain subject to the terms and conditions of the applicable Equity Award agreement, including any delays in the settlement or payment of such awards that are set forth in the applicable Equity Award agreement and that are required under Section 409A of the Code. For the purposes of the preceding sentence, Equity Awards the vesting or earning of which is subject to the achievement of one or more performance goals shall be deemed earned and vested based upon the greater of (i) the portion of the Equity Award that would be earned and vested if all of the performance goals were achieved at the target level or (ii) the extent of the actual achievement of the performance goals as of Executive’s Termination Date, if reasonably determinable. In addition, the post-termination exercise period for any outstanding stock option and/or stock appreciation right shall be extended so as to terminate on the first to occur of (i) the date twelve (12) months after Executive’s Termination Date, or (ii) the stock option and/or stock appreciation rights’ original term expiration (e.g., the award’s original ten (10) year expiration date). The foregoing provisions are hereby deemed to be a part of each agreement evidencing an Equity Award to which Executive is a party and to supersede any contrary provision in any such agreement unless such agreement specifically refers to and disclaims this Section 3.1(d) of this Agreement.

3.2     Non-Qualifying Termination. In the event of Executive’s Non-Qualifying Termination, Executive shall be entitled to receive only the Accrued Amounts. However, in the event that Executive’s employment terminates due to Executive’s death, and subject to execution by Executive’s personal representative on behalf of Executive’s estate of a Release which becomes effective and irrevocable during the Release Execution Period, the Company shall pay to the Executive’s estate a Prorated Bonus for the year in which the Executive dies in a single lump sum as soon as reasonably practicable following the later of the expiration of the Release Execution Period or the consummation of the Change in Control (but in no event later than the lapsing of the Short-Term Deferral Period).

3.3     Notice of Termination. Any termination of Executive’s employment hereunder by the Company or by Executive during the Term (other than termination on account of Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 11.7. The Notice of Termination shall specify:

(a)     the facts and circumstances claimed to provide a basis for termination of Executive’s employment; and

(b)     the applicable Termination Date.

3.4     Resignation of All Other Positions. The termination of Executive’s employment for any reason will be deemed to constitute, without further required action by Executive, voluntary resignation by Executive, effective on the Termination Date, from all positions that Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates. At the Board’s request, Executive will execute any documents reasonably necessary to reflect such resignation.

3.5     Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as provided in Section 3.1(c) (providing for health care continuation benefits under COBRA), any amounts payable pursuant to this Section 3 shall not be reduced by compensation Executive earns on account of employment with another employer.

3.6     Section 280G.

(a)     If any payments and other benefits provided for in this Agreement or otherwise (collectively, the “Payments”) would, either separately or in the aggregate, constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this Section 3.6, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments will be payable to Executive either in full or in such lesser amounts as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in Executive’s receipt on an after-tax basis of the greatest amount of Payments. If a reduction in Payments is required pursuant to this Section 3.6, Payments shall be reduced in the following order: (i) reduction or elimination of cash severance benefits that are subject to Section 409A of the Code; (ii) reduction or elimination of cash severance benefits that are not subject to Section 409A of the Code; (iii) cancellation or reduction of accelerated vesting of equity awards that are not stock options or stock appreciation rights; (iv) cancellation or reduction of accelerated vesting of stock options and stock appreciation rights; and (v) reduction or elimination of other Payments. Any reduction of cash severance benefits or other cash Payments shall be made in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced. Any reduction of accelerated vesting of equity award compensation shall be made in the reverse order of the date of grant so that the accelerated vesting of the most recently granted equity award will be reduced first. In no event shall Executive have any discretion with respect to the ordering of payment or benefits reductions. Executive will be solely responsible for the payment of all personal tax liability incurred as a result of the payments and benefits received under this Agreement, and Executive will not be reimbursed by the Company for any such tax liability.

(b)     All calculations and determinations under this Section 3.6 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 3.6, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 3.6. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services hereunder. The Company will have no liability to Executive for the determinations of the Tax Counsel.

3.7     Definitions of Certain Terms. Certain capitalized terms not otherwise defined by this Agreement shall have the following meanings:

(a)     “Accrued Amounts” mean, collectively:

(i)

any accrued but unpaid Base Salary prorated to the Termination Date and accrued but unused vacation, both of which shall be paid on the Termination Date in accordance with the Company’s customary payroll procedures;

(ii)	reimbursement of unreimbursed business expenses properly incurred by Executive, which shall be subject to, and paid in accordance with, the Company’s expense reimbursement policy; and

(iii)	such employee benefits (including equity compensation), if any, to which Executive may be entitled under the Company’s employee benefit plans as of the Termination Date.

(b)     “Base Salary” means Executive’s annual base salary at the rate in effect immediately prior to the Termination Date (disregarding any reduction in Base Salary that would constitute Good Reason).

(c)     “Cause” means:

(i)

Executive’s willful and continued failure to perform the duties and responsibilities of his/her position (other than as a result of Executive’s illness or injury) after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has not substantially performed his/her duties and provides Executive with thirty (30) days to take corrective action;

(ii)

Any material act of personal dishonesty taken by Executive in connection with his/her responsibilities as an employee of the Company with the intention that such action may result in the substantial personal enrichment of Executive;

(iii)	Executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

(iv)	A willful breach of any fiduciary duty owed to the Company by Executive that the Board reasonably believes has had, or will have, a material detrimental effect on the Company’s reputation or business;

(v)

Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action (regardless of whether or not Executive admits or denies liability), which the Board determines, in its reasonable discretion, has had, or will have, a material detrimental effect on the Company’s reputation or business;

(vi)

Executive entering any cease and desist order with respect to any action which would bar Executive from service as an executive officer or member of a board of directors of any publicly-traded company (regardless of whether or not Executive admits or denies liability);

(vii)

Executive (A) obstructing or impeding; (B) endeavoring to obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity. However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with any such investigation will not constitute “Cause”;

(viii)

Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity in which Executive is then employed by the Company, if (A) the disqualification or bar continues for more than thirty (30) days, and (B) during the initial thirty (30) day period (“Initial Bar Period”) the Company uses its commercially reasonable efforts to cause the disqualification or bar to be lifted. During the Initial Bar Period, the Board may have Executive serve in his/her then-current capacity with the Company to whatever extent legally permissible or Executive will be placed on paid administrative leave, at the discretion of the Board. If the bar is not lifted within or immediately following the Initial Bar Period, Executive’s employment shall terminate for Cause;

(ix)

any material failure by Executive to comply with the Company’s written policies or rules, as they may be in effect from time to time during the Term, if such failure has caused, or will cause, material reputational or financial harm to the Company; or

(x)	Executive’s material breach of this Agreement or the Company’s Confidentiality and Inventions Agreement.

For purposes of this provision, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(d)     “Change in Control” means the occurrence of any of the following after the Effective Date:

(i)

Any one person, or more than one person acting as a group (a “Person”) acquires ownership of the Company’s securities that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the Company’s then outstanding stock. The term “Person” shall include any natural person, corporation, partnership, trust, or association, or any group or combination thereof, whose ownership of the Company’s securities would be required to be reported under Regulation 13(D) under the Securities Exchange Act of 1934, as amended, or any similar successor regulation or rule. For purposes of this clause (i), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control;

(ii)

A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced, excepting the replacement of members who retire due to age limitations as specified in the Company’s Corporate Governance Guidelines, during any six (6) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii)

The closing of any transaction involving a change in ownership of a substantial portion of the Company’s assets, which occurs on the date that any Person acquires (or has acquired during any twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, the term “Change in Control” shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of the Company is owned, directly or indirectly, by a holding company, and the holders of the Company’s common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company immediately after such transaction.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code.

For purposes of this provision, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(e)     “Change in Control Period” means the period beginning on the date sixty (60) days preceding the date of an event constituting a Change in Control and ending on the second anniversary of the date of the event constituting such Change in Control.

(f)     “Equity Plan” means the Company’s 2005 Equity Incentive Plan or any successor plan.

(g)     “Good Reason” means the occurrence of any of the following, in each case during the Term without Executive’s written consent:

(i)	a material reduction in Executive’s Base Salary, other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii)	a material reduction in Executive’s Target Bonus opportunity;

(iii)

a material reduction in Executive’s overall responsibilities, authority or scope of duties (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law);

(iv)	any material breach by the Company of any material provision of this Agreement;

(v)

the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(vi)

material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report, including a requirement that Executive report to another employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation);

(vii)	the Company’s failure to nominate Executive for election to the Board and to use its best efforts to have him elected and re-elected, as applicable;

(viii)

a material change in the geographic location at which Executive must perform his/her services; provided that in no instance will the relocation of Executive to a facility or a location that increases Executive’s commute by fifty (50) miles or less be deemed material for purposes of this Agreement.

Before Executive may resign for Good Reason, (A) Executive must provide the Company with written notice within ninety (90) days of the initial event that Executive believes constitutes “Good Reason” specifically identifying the facts and circumstances claimed to constitute the grounds for Executive’s resignation for Good Reason and the proposed termination date (which will be the date thirty (30) days after the giving of written notice hereunder by Executive to the Company), and (B) the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Good Reason condition, provided that the Company may waive such cure period by giving written notice to Executive that it does not intend to cure such condition. The failure by Executive to include in the notice any fact or circumstance that contributes to a showing of Good Reason will not waive any right of Executive under the Agreement or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights under the Agreement. Notwithstanding the foregoing, if Executive is determined to have a disability, and if Company offers Executive the opportunity to remain employed in a different capacity that accommodates Executive’s disability, with different duties and compensation structure in lieu of termination, such change in responsibilities and compensation shall not constitute Good Reason.

(h)     “Non-Qualifying Termination” means any termination of Executive’s employment with the Company which is not a Qualifying Termination.

(i)     “Notice Period” means a period of thirty (30) days commencing on the date of delivery of a Notice of Termination.

(j)     “Qualifying Termination” means the occurrence during a Change in Control Period of either (i) termination by the Company of Executive’s employment with the Company for any reason other than Cause or (ii) Executive’s resignation from employment with the Company for Good Reason; provided, however that a Qualifying Termination shall not include any termination of Executive’s employment which is (x) on account of Executive’s death or disability, or (y) a result of Executive’s voluntary termination of employment which is not a resignation for Good Reason.

(k)     “Severance Benefit Period” means a period of twenty-four (24) months following the Termination Date.

(l)     “Short-Term Deferral Period” means a period determined in accordance with Treasury Regulation Section 1.409A-1(b)(4) beginning on the Termination Date with respect to a Qualifying Termination of Executive and ending on the 15th day of the third month following the later of (i) the last day of the calendar year or (ii) the last day of the Company’s taxable year in which, in either case, the Termination Date occurs.

(m)     “Target Bonus” means the target amount of Executive’s annual incentive bonus, assuming achievement of all Company performance goals and individual performance goals at their target levels in accordance with the Company’s annual bonus plan and as established by the Committee.

(n)     “Termination Date” means:

(i)

if the Company terminates Executive’s employment without Cause, the date specified in the Notice of Termination, which shall be the day immediately following completion of the Notice Period commencing on the date on which the Notice of Termination is delivered to Executive; provided that the Company shall have the option to relieve Executive of all job duties, positions and responsibilities for all or any part of the Notice Period and provide Executive with payment of Executive’s then current Base Salary in lieu of any portion of the Notice Period for which Executive is so relieved of duty, which amount shall be paid in a lump sum on Executive’s Termination Date, and, in such case, for all purposes of this Agreement, Executive’s Termination Date shall be the date on which such Notice of Termination is delivered; and

(ii)

if Executive terminates his/her employment with or without Good Reason, the date specified in Executive’s Notice of Termination, which shall be the day immediately following completion of the Notice Period commencing on the date on which the Notice of Termination is delivered to the Company; provided that the Company may waive all or any part of the Notice Period by giving written notice of such waiver to Executive and paying Executive’s then current Base Salary in lieu of the portion of the Notice Period waived, which amount shall be paid in a lump sum on Executive’s Termination Date, and, in such case, for all purposes of this Agreement, Executive’s Termination Date shall be the date determined by the Company.

Notwithstanding anything contained herein to the contrary, the Termination Date shall not occur until the date on which Executive incurs a “separation from service” within the meaning of Section 409A of the Code.

4.	Exclusive Remedy.

In the event of a Change of Control, the provisions of Section 3 of this Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled in the event of Executive’s Qualifying Termination. In such circumstances, Executive shall be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in Section 3.1, and such benefits shall be in lieu of any other benefits under the Severance Agreement, if applicable.

5.	Certain Treatment of Equity Awards Upon a Change in Control.

Notwithstanding the terms of the Equity Plan or applicable award agreements, in the event of a Change in Control in which either (a) the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), does not assume or continue the Company’s rights and obligations under a then-outstanding Equity Award or substitute for such Equity Award a substantially equivalent share-based compensation award with respect to the Acquiror’s capital stock or (b) the Acquiror is not a publicly held corporation as defined in Section 162(m)(2) of the Code (regardless of whether or not Acquiror is willing to assume, continue or substitute for the Equity Awards) then, in either case, the vesting, exercisability and settlement (as applicable) of such Equity Award shall be accelerated in full effective immediately prior to, but conditioned upon, the consummation of the Change in Control. For the purposes of the preceding sentence, Equity Awards the vesting or earning of which is subject to the achievement of one or more performance goals shall be deemed earned and vested based upon the greater of (i) the portion of the Equity Award that would be earned and vested if all of the performance goals were achieved at the target level or (ii) the extent of the actual achievement of the performance goals as of immediately prior to the Change in Control, if reasonably determinable.

6.	Conditions to Receipt of Severance Benefits.

In addition to Executive’s Release becoming effective and irrevocable no later than the expiration of the Release Execution Period, Executive’s entitlement to the severance payments and benefits set forth in Section 3.1 shall be subject to Executive’s compliance with all of the following:

6.1     Confidentiality and Proprietary Rights. Executive is party to a certain Confidentiality and Inventions Agreement dated July 28, 2005. Executive shall continue to abide by his/her obligations under the Confidentiality and Inventions Agreement, which is attached as Exhibit A hereto and incorporated herein by reference.

6.2     Non-Solicitation of Employees. Executive agrees that during the Severance Benefit Period, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging or recruiting any of Company’s employees or causing others to solicit or encourage any of Company’s employees to discontinue their employment with Company.

6.3     Non-Disparagement. Executive agrees and covenants that Executive will not at any time during the Severance Benefit Period make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

This Section 6.3 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive shall promptly provide written notice of any such order to the chief legal officer of the Company.

6.4     Remedies. In the event of a breach or threatened breach by Executive of the covenants contained in this Section 6, Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

6.5     Survival of Provisions. The provisions of this Section 6 shall survive the termination or expiration of Executive’s employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 6 excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

7.	Recoupment.

Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and recoupment as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). Executive specifically authorizes the Company to withhold from his/her future wages or amounts otherwise payable under this Agreement any amounts that may become due under this provision. This Section 7 shall survive the termination of this Agreement for a period equal to the greater of (a) three (3) years and (b) such longer period required by the applicable law, government regulation, order or stock exchange listing requirement.

8.	Successors.

8.1     Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets (a “Successor”) shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any Successor which executes and delivers the assumption agreement described in this Section 8.1 or which becomes bound by the terms of this Agreement by operation of law.

8.2     Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.	Arbitration.

The Company and Executive each agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a single arbitrator mutually acceptable to both parties. If the parties cannot agree on an arbitrator, then the moving party may file a demand for arbitration with the American Arbitration Association (“AAA”) in San Diego County, California, who will be selected and appointed consistent with the AAA-Employment Dispute Resolution Rules, except that such arbitrator must have the qualifications set forth in this paragraph. Any arbitration will be conducted in a manner consistent with AAA National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure. The parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Executive’s obligations under Section 6 of this Agreement and the Company’s form of Confidentiality and Inventions Agreement.

10.	Section 409A.

10.1     General Compliance. The Company intends that all payments and benefits provided under this Agreement will be exempt from, or comply with, the requirements of Section 409A of the Code (“Section 409A”) so that none of the payments and benefits will be subject to the additional tax imposed by Section 409A, and this Agreement shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service described in Treasury Regulation Section 1.409A-1(b)(9)(iii) or as a short-term deferral described in Treasury Regulation Section 1.409A-1(b)(4) shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. The Company reserves the right to amend this Agreement as it considers necessary or advisable, in its sole discretion and without the consent of Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

10.2     Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Delay”) or, if earlier, on Executive’s death. The aggregate of any payments that would otherwise have been paid during the Specified Employee Delay shall be paid to Executive in a lump sum on completion of the Specified Employee Delay and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

10.3     Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)     the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)     any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)     any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

11.	General Provisions.

11.1     Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing by Executive and the Compensation Committee of the Board of Directors of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

11.2     Unfunded Obligation. Any amounts payable to Executive pursuant to this Agreement are unfunded obligations. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any account shall not create or constitute a trust or fiduciary relationship between the Board or the Company and Executive, or otherwise create any vested or beneficial interest in Executive or Executive’s creditors in any assets of the Company.

11.3     Attorneys’ Fees. Each party will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

11.4     Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

11.5     Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

11.6     Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of California without regard to its conflicts of law principles. Other than as required pursuant to Section 9, any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of California, County of San Diego. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties pursuant to this Agreement that is not subject to arbitration pursuant to Section 9, the parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

11.7     Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the address as either party may specify in writing.

11.8     Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

11.9     Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

12.	Entire Agreement.

This Agreement supersedes the agreement dated December 28, 2014 (the “Prior Agreement”) and such Prior Agreement is null and void. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, and such benefits shall be in lieu of any other benefits under the Severance Agreement, if applicable. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

13.	Acknowledgment of Full Understanding.

EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS/HER CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE

Dated: 09/08/2020	By: /s/ Luis A. Müller
	Name:	Luis A. Müller
	Address:	12367 Crosthwaite Circle
Poway, CA 92064

COMPANY

Cohu, Inc.

Dated: 09/08/2020	By: /s/ Luis A. Müller
	Name:	Steven J. Bilodeau
	Title:	Chair, Compensation Committee
	Address:	12367 Crosthwaite Circle
Poway, CA 92064

EXHIBIT A

Cohu, Inc.

Confidentiality and Inventions Agreement